Exhibit 99.1

JOINT FILING AGREEMENT

Pursuant to and in accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing on behalf of each of them of the statement on Schedule 13G filed herewith, and any amendments thereto, with respect to the Common Stock, par value $0.0000001 per share, of LanzaTech Global, Inc. Each of the undersigned shall be responsible for the timely filing of the Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein, but shall not be responsible for the completeness or accuracy of the information concerning any other reporting person, except to the extent such person knows or has reason to believe that such information is inaccurate. This Joint Filing Agreement shall be included as an exhibit to the Schedule 13G.

Dated: July 23, 2026

K ONE W ONE (NO 3) LIMITED
By:	/s/ Ryan Scott Replogle
Name:	Ryan Scott Replogle
Title:	Attorney-in-fact for K One W One (No 3) Limited

K ONE W ONE (NO 2) LIMITED
By:	/s/ Ryan Scott Replogle
Name:	Ryan Scott Replogle
Title:	Attorney-in-fact for K One W One (No 2) Limited

SIR STEPHEN ROBERT TINDALL
By:	/s/ Ryan Scott Replogle
Name:	Ryan Scott Replogle
Title:	Attorney-in-fact for Sir Stephen Robert Tindall